Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to your disclosure of our audit report dated January 17, 2008 as to the years 2006, 2005 and 2004 on the consolidated financial statements of Orsus Xelent Technologies, Inc. as of and for the years ended December 31, 2006, 2005, and 2004, in the Registration Statement of Orsus Xelent Technologies, Inc. on Form S-1.

For the purpose of the aforesaid Form S-1, we also consent to the reference of our firm as “Experts” under the ‘Experts’ caption, which, in so far as applicable to our firm means accounting experts.

Hong Kong SAR, China	/s/ Mazars CPA Limited
February 4, 2008	Mazars CPA Limited
Certified Public Accountants